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                                                                    EXHIBIT 10.3

                                 KENNAMETAL INC.

                           RESTRICTED STOCK AGREEMENT

                           DATE OF GRANT: MAY 4, 1999

         THIS AGREEMENT made by and between KENNAMETAL INC., a Pennsylvania corporation (hereinafter called the "Company"), and Markos I. Tambakeras (hereinafter called the "Employee") is made as of the above date under the Kennametal Inc. 1999 Stock Plan (the "Plan").

         WHEREAS, pursuant to the provisions of the Company's Plan, the Committee on Executive Compensation of the Company's Board of Directors (the "Compensation Committee") has taken action effective April 26, 1999, pursuant to which action Employee became eligible to receive a restricted stock grant for 83,000 shares of the $1.25 Par Value Capital Stock (the "Shares"), in accordance with the Plan and as more particularly provided herein.



                                   WITNESSETH:

         1. Tendered to Employee herewith is a copy of a certificate for the Shares registered in the name of Employee.


         2. The Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, except as described in the Plan, to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee's employment with the Company or employing subsidiary (i) for Cause (as defined in Optionee's Executive Employment Agreement dated the date hereof) or (ii) in violation of an agreement by Employee to remain in the employ of the Company or one of its subsidiaries, Employee shall, for no consideration, forfeit to the Company all Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Shares to the Company upon termination of employment are herein referred to as "Forfeiture Restrictions." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Shares.

         3. The Forfeiture Restrictions shall lapse as to the Shares in accordance with the following schedule provided that Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:



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         a.       One-third of the shares shall become vested and no longer
                  subject to a risk of forfeiture eight (8) months after July 1, 1999.

         b. The second one-third of the Shares shall vest and no longer be subject to a risk of forfeiture sixteen (16) months after July 1, 1999.

         c. The third one-third of the shares shall vest and no longer be subject to a risk of forfeiture twenty-four (24) months after July 1, 1999.

         4. In no case will this Agreement result in Employee being vested in (or becoming eligible to become vested in) more than a total of 83,000 Shares.

         5. At such time as any Shares vest under this Agreement, the Company shall cancel the certificate referenced in paragraph 1, above (or any certificate issued in its place), and issue two new certificates in place of the canceled certificate, one to be delivered to Employee for the number of Shares vested (reduced by any Shares withheld for taxes pursuant to Section 10 of the Plan), and one to be retained by the Company pursuant to the terms hereof (with a copy delivered to Employee), for the number of Shares remaining unvested pursuant hereto. The Company shall not be obligated to issue or deliver any Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any government authority or national securities exchange.

         6. The original of any certificate for unvested Shares issued pursuant to this Agreement shall, until any of such shares become vested, remain in the custody of the Office of the Treasurer of the Company.

         7. Employee agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company which constitute a violation of any applicable securities law, and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

         8. In the event that any withholding for tax purposes is required or elected upon vesting of any Shares pursuant to this Agreement and Section 10 of the Plan, the Company will withhold in Shares that number of whole shares with a fair market value which is as nearly equal to but less than the amount to be withheld, and will remit in cash that the Fair Market Value of Shares so withheld to satisfy such withholding requirements (along with any cash required of Employee pursuant to Section 10 of the Plan).



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         9. All Shares subject to this Agreement shall have become vested if at all, on or before July 1, 2001 on which date this Agreement shall terminate and any shares subject to this Agreement and unvested at the date shall, without any action on the part of Employee, be transferred to the Company for its use and ownership.

         10. In addition to the vesting provisions stated in the Plan, the Shares subject to this Agreement shall immediately vest upon termination of Employee without Cause or upon Employee's termination of employment due to an Employer's Breach, or upon a Change-in-Control, all as defined in Employee's Executive Employment Agreement dated as of May 4, 1999.

         11. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Compensation Committee, or its delegate, as appropriate, and its determination shall be final.

         12. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         13. Capitalized terms not defined in this Agreement have the meaning assigned to them in the Plan.

         Witness the signatures of the parties effective the day first written above.



ATTEST:                                 KENNAMETAL INC.



/s/ David T. Cofer                      /s/ Timothy D. Hudson
----------------------------            --------------------------------
        Secretary                                Vice President

WITNESS:


/s/ Nancy Torba                         /s/  Markos I. Tambakeras
----------------------------            --------------------------------
                                              Markos I. Tambakeras